UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2018

Onconova Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Pheasant Run
Newtown, PA 18940
(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events.

Onconova Therapeutics, Inc. (“Onconova” or “the Company”), on May 1, 2018, announced the closing of its previously announced underwritten public offering (the “Offering”) of 67,647,058 shares of its common stock (or Common Stock equivalent) and warrants to purchase an aggregate of 1,691,176.450 shares of Onconova’s Series B convertible preferred stock, including 8,823,529 shares of Common Stock and Preferred Stock Warrants to purchase 220,588.225 shares of Series B convertible preferred stock issued pursuant to the underwriter’s full exercise of its option to purchase additional securities, at the public offering price of $0.425 per share and accompanying Preferred Stock Warrant.

The gross proceeds of the Offering were approximately $28.75 million and, after deducting underwriting discounts and commissions and offering expenses, the net proceeds of the Offering were approximately $25.6 million.  As a result of the Offering and as of the date of this report, the Company believes it satisfies the minimum $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 4, 2018	Onconova Therapeutics, Inc.

	By:	/ s/ MARK GUERIN
Name: Mark Guerin
Title: Chief Financial Officer

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